PROSPECTUS Dated August 26, 2003                              Amendment No. 1 to
PROSPECTUS SUPPLEMENT                               Pricing Supplement No. 12 to
Dated August 26, 2003                      Registration Statement No. 333-106789
                                                          Dated October 19, 2003
                                                                  Rule 424(b)(3)

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2008

                                ----------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2008) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the UK Listing Authority for the notes to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for the notes to be admitted to trading on the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:                       Euro 93,000,000

Maturity Date:                          December 23, 2008; provided that if
                                        such day is not a business day, the
                                        maturity date will be the next
                                        succeeding business day, unless that
                                        succeeding business day would fall in
                                        the next calendar month, in which case
                                        the maturity date will be the
                                        immediately preceding business day.

Settlement Date (Original
  Issue Date):                          December 23, 2003

Interest Accrual Date:                  December 23, 2003

Issue Price:                            99.87%

Agent's Commissions:                    0.25%

Specified Currency:                     Euro

Redemption Percentage
  at Maturity:                          100%

Base Rate:                              EURIBOR

Spread (Plus or Minus):                 Plus 0.15% per annum

Spread Multiplier:                      N/A

Index Currency:                         N/A

Index Maturity:                         Three Months

Maximum Interest Rate:                  N/A

Minimum Interest Rate:                  N/A

Initial Interest Rate:                  To be determined on the second TARGET
                                        Settlement Day immediately preceding
                                        the original issue date.

Initial Redemption Date:                N/A

Initial Redemption
  Percentage:                           N/A

Annual Redemption
  Percentage Reduction:                 N/A

Optional Repayment
  Date(s):                              N/A

Interest Payment Dates:                 Each March 23, June 23, September 23
                                        and December 23, commencing March 23,
                                        2004; provided that if any interest
                                        payment date (including the maturity
                                        date) is not a business day, that
                                        interest payment date will be the next
                                        succeeding day that is a business day,
                                        unless that succeeding business day
                                        would fall in the next calendar month,
                                        in which case such interest payment
                                        date will be the immediately preceding
                                        business day.

Interest Payment Period:                Quarterly

Interest Reset Dates:                   Each interest payment date

Interest Reset Period:                  Quarterly

Interest Determination
  Dates: The second TARGET Settlement Day immediately preceding each interest reset date

Reporting Service:                      Telerate (Page 248)

Business Days:                          TARGET and New York

Calculation
  Agent: JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (London Branch)

Agent:                                  Morgan Stanley & Co. International
                                        Limited

Denominations:                          Euro 10,000

Common Code:                            017992830

ISIN:                                   XS0179928303

Other Provisions:                       N/A

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY